Exhibit 23.2

Consent of Independent Chartered Accountants


To the Stockholder of
EMS Technologies Canada, Ltd.


We have audited the consolidated balance sheet of EMS Technologies Canada, Ltd. as at December 31, 1999 and the consolidated statements of operations, stockholder's equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test bases, evidence supporting the amounts and disclosures in the significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of EMS Technologies Canada, Ltd. as at December 31, 1999 and the results of its operations and cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

The prior year financial statements have been audited by other chartered accountants in accordance with accounting principles generally accepted in Canada. There have been no adjustments required to present the comparative figures in accordance with accounting principles generally accepted in the United States of America.

                            Ernst & Young LLP
                            Chartered Accountants


Ottawa, Canada,
January 28,2000